ASSET AND STOCK PURCHASE AGREEMENT

   This Asset and Stock Purchase Agreement is made and entered into as of the 1st day of January, 1995, by and among Thermo Jarrell Ash Corporation, a corporation organized under the laws of Massachusetts (the "Buyer"), and Imo Industries Inc., a corporation organized under the laws of Delaware (together with its subsidiaries, "Imo").

                          WITNESSETH:

   Imo, through the Analytical Instruments Division (the "Division") of Baird Corporation (the "Company"), a wholly-owned subsidiary of Imo, is engaged in the business of developing, manufacturing, marketing, conducting market research and general liaison in connection with such research, and selling optical emission spectrometers (the "Business"). The Business is conducted through the Company directly, through Baird Europe B.V., a wholly-owned subsidiary of the Company organized under the laws of the Netherlands ("Baird Europe"), through Baird France S.A.R.L., a wholly-owned subsidiary of Baird Europe organized under the laws of France ("Baird France"), through Baird Do Brasil Representacoes LTDA, a wholly-owned subsidiary of the Company organized under the laws of Brazil ("Baird Brazil"), through Baird Analytical Instrument Technology Company (Beijing), Limited, a wholly-owned subsidiary of the Company organized under the laws of China ("Baird China") and through representative offices in China (the "Representative Offices").

   The Buyer desires to purchase, and Imo desires to cause the Company to sell, (a) all of the assets of the Company used primarily in the Business, subject to certain liabilities, (b) all of the outstanding shares of capital stock of Baird Europe (the "Dutch Shares"), (c) all of the outstanding quotas of capital of Baird Brazil (the "Brazil Shares") and (d) all of the shareholding of Baird China (the "China Shares").

   NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:


                          ARTICLE 1

            PURCHASE AND SALE OF ASSETS AND SHARES

   Section 1.1. Certain Definitions. As used herein, the following terms shall have the following meanings.

     (a) "Assets" means the Company Assets and the Foreign Assets.

     (b)   "Companies" means the Company and the Foreign
Companies.

     (c) "Company Assets" means all assets owned by the Company and used primarily in the Business and all rights of the Company related primarily to the Business.

     (d) "Division Employee" means any employee of the Company employed primarily in the Business who, on the Closing Date, is actively at work or absent due to short-term (six months or less) sick leave, maternity leave, jury duty or similar short-term leave.

     (e)   "Employees" means Division Employees and Foreign
Employees.

     (f) "Foreign Assets" means all of the assets of every nature, kind and description of the Foreign Companies.

     (g)   "Foreign Companies" means Baird Europe, Baird
France, Baird Brazil and Baird China.

     (h) "Foreign Employee" means any employee of a Foreign Company employed on the Closing Date.

     (I)   "Foreign Liabilities" means only those
liabilities of the Foreign Companies (i) reflected on the Balance Sheet (as defined in Section 1.6), (ii) incurred in the ordinary course of business and not reflected on the Balance Sheet, (iii) to customers under any warranty obligations outstanding as of the Closing Date (as defined in Section 1.9) and (iv) under any contract or agreement to which a Foreign Company is a party and which has been disclosed to Buyer or is not required to be disclosed pursuant to Section 2.1(m).

     (j)   "Shares"  means the Dutch Shares, the China
Shares and the Brazil Shares.

   Section 1.2.   Sale of Assets.  At the Closing (as
defined in Section 1.9 below), the Buyer shall purchase, acquire and accept, and Imo shall cause the Company to assign, transfer, convey and deliver all of the Company
Assets, which shall include, without limitation, the following:

     (a) Inventories. All inventories of raw materials, work in process, finished products and resale merchandise, scrap inventory, and expendable manufacturing supplies.

     (b) Machinery and Equipment. All machinery and equipment used in the research and development, manufacture, production, assembly, test, handling, distribution, demonstration and sale of products, together with the spare-parts inventories and all manufacturing or production tools and maintenance supplies pertaining thereto.

     (c) Intellectual Property Rights and Trademarks. All patents, trademarks, service marks, copyrights, trade names
(except the name "Baird") and applications therefor.

     (d) Technical Information and Intangibles. All inventions, discoveries (whether patentable or unpatentable), processes, designs, know-how, trade secrets, proprietary data, software programs and intellectual property of all kinds, including drawings, plans, specifications, processes, patents, dies, designs, blue prints, records, data, product development records, production outlines, diskettes, source code, object code, flow charts, information, media or knowledge and procedures, and customer and supplier lists.

     (e) Contract and Other Rights. All real and personal property leases, licenses, sales, distribution, supply and other agreements, purchase contracts, sales orders, prepaid items, warranties and all causes of action and claims related thereto.

     (f) Motor Vehicles. All cars, trucks and other motor vehicles, automotive equipment and other rolling stock.

     (g) Books and Records. All books, records and accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, and customer lists; employment records relating to Division
Employees; studies, reports or summaries relating to any environmental conditions or consequences of any operation, as well as all studies, reports or summaries relating directly to the general condition of the Business; and any confidential information which has been reduced to writing relating to or arising out of the Business.

     (h)   Permits and Approvals.  To the extent
transferable, all permits, licenses, approvals and authorizations of any governmental or other regulatory authority.

     (i) Prepaid Expenses. All prepaid expenses and other similar assets.

     (j) Furniture and Fixtures. All office furniture, office equipment and supplies and computer hardware.

     (k) Accounts Receivable. All trade and other accounts and notes receivable and any rights of recovery or setoff of every type and character, including, without limitation, a promissory note from Mike Routh in the amount of $175,000.

     (l) Miscellaneous Supplies. All catalogs, brochures, product literature, product-related application notes, manuals, technical papers, other printed materials, shipping and packaging materials and labels, cartons and shipping containers, palettes, shipping equipment, graphics, artwork, photographic film, slides, negatives, color separations, printer's and photographer's plates and so-called "camera-ready materials" and sales and advertising materials.

     (m) Representative Offices. All of the Company's interests in the Representative Offices.

     Section 1.3.   Excluded Assets.  Notwithstanding
anything to the contrary herein, the Company Assets shall not include the following assets of the Company (the
"Excluded Assets"):

     (a)    The buildings and real property located at 125
Middlesex Turnpike, Bedford, Massachusetts (the "Bedford
Facility").

     (b) Claims for refunds relating to Taxes (as defined in Section 2.1 (e)) paid with respect to Pre-Closing Periods
(as defined in Section 3.1 (a) (i)).

     (c) The name "Baird", as to which a license shall be granted to the Buyer by the Company.

     (d) The assets of any Employee Plan (as defined in Section 2.1(w)), except as contemplated by Section 3.11(c).

     (e)   The names "Imo", "Varo" or "Delaval."

     (f) cash, bank accounts, certificates of deposit, treasury bills and notes and marketable securities.

     (g) All assets of the Company not used primarily in the Business.

     (h) All assets described on Schedule 1.3 attached hereto.


     Section 1.4 Sale of Shares. At the Closing, the Buyer shall purchase, or shall cause one of its subsidiaries to purchase, and Imo shall cause the Company to sell, the Dutch Shares and the Brazil Shares, free and clear of any liens, claims, pledges or encumbrances whatsoever. Notwithstanding the foregoing, the parties acknowledge that transfer of the Brazil Shares must be registered with the Brazil Board of Trade within 30 days after the transfer.
The parties undertake to use their best efforts to execute such agreements, instruments and documents, and to take such actions, as shall be required to effect such registration. The parties further acknowledge that transfer of the China Shares requires approval of the Beijing Municipal New Technology Industry Development Experimental Zone ("BNTIDEZ") and issuance of an amended business license by the relevant office of the State Administration for Industry and Commerce of the Peoples Republic of China (the "SAIC"), and that such approvals will not have been obtained as of the Closing. Transfer of the China Shares shall be made in accordance with Section 1.13 below. Notwithstanding any delays in effecting the full legal transfer of the Brazil Shares and China Shares, the parties agree that, from and after the Closing, Buyer will have full responsibility for the operation of the business of Baird Brazil and Baird China and any benefits derived from such operation will accrue to Buyer.

     Section 1.5.   Purchase Price for the Assets and the
Shares. Subject to Section 1.7, the aggregate purchase price for the Assets and the Shares shall be $12,263,000 (the
"Purchase Price").

     Section 1.6. Assumption of Liabilities. At the Closing, the Buyer shall assume only the following liabilities of the Company (the "Assumed Liabilities"): (i) liabilities of the Company reflected on the balance sheet of the Business dated August 31,1994, attached hereto as Exhibit A (the "Balance Sheet"), except for any such liabilities discharged since the date of the Balance Sheet,
(ii) liabilities incurred by the Company in the ordinary course of business and not reflected on the Balance Sheet,
(iii) liabilities to customers of the Business under warranty obligations outstanding as of the Closing Date, and
(iv) liabilities and obligations under any contract or agreement assigned to the Buyer pursuant hereto. In furtherance of, but without limiting, the foregoing, except to the extent reflected on the Balance Sheet, the Assumed Liabilities will not include any liabilities or obligations of the Company (a) for any environmental conditions existing as of the Closing Date at any Company facility ( including the Bedford Facility) or at any site to which any material generated by the Company was transported prior to Closing, except for any such liabilities that result from the acts of the Buyer, (b) for any litigation resulting from events occurring prior to the Closing Date, (c) for any product liability claims (except for warranty claims assumed by Buyer pursuant to this Section 1.6) relating to products sold prior to the Closing Date, (d) to any retired or other former employees of the Company who do not receive and accept an offer of employment as of the Closing from the Buyer, (e) under any pension or other employee benefit or welfare plan maintained at any time by the Company, or (f) under any agreements with Division Employees providing for severance payments in the event such employees are terminated by Buyer after the Closing.


     Section 1.7.   Post-Closing Adjustment.  The Purchase
Price set forth in Section 1.5 shall be subject to adjustment after the Closing Date as follows:

     (a) Within 60 days after the Closing Date, the Buyer shall prepare and deliver to Imo a consolidated balance sheet reflecting the Assets, the Assumed Liabilities and the Foreign Liabilities (the "Draft Closing Balance Sheet").
The Buyer shall prepare the Draft Closing Balance Sheet in accordance with generally accepted accounting principals applied on a basis consistent with the preparation of the Financial Statements (as defined in Section 2.1(d)).

     (b) Imo shall deliver to the Buyer within 60 days after receiving the Draft Closing Balance Sheet a detailed statement describing its objections (if any) thereto. Failure of Imo so to object to the Draft Closing Balance Sheet shall constitute acceptance thereof, whereupon the Draft Closing Balance Sheet shall be deemed to be the "Closing Balance Sheet". Imo and the Company shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 30 days after the Buyer has received the statement of objections, the Buyer and Imo shall select an accounting firm mutually acceptable to them (the "Neutral Auditors") to resolve any remaining objections. If the Buyer and Imo are unable to agree on the choice of Neutral Auditors, they shall select as Neutral Auditors a nationally recognized accounting firm by lot (after excluding their respective regular independent accounting firms). The Neutral Auditors shall determine whether the objections raised by Imo are valid. The Draft Closing Balance Sheet shall be adjusted in accordance with the Neutral Auditor's determination and, as so adjusted, shall be the Closing Balance Sheet. Such determination by the Neutral Auditors shall be conclusive and binding upon the Buyer and Imo. The Buyer and Imo shall share equally the fees and expenses of the Neutral Auditors.

     (c) During the preparation of the Draft Closing Balance Sheet by the Buyer and the period of any dispute referred to above, Imo shall cooperate fully with the Buyer and the Buyer's accountants in order to prepare the Draft Closing Balance Sheet. Imo shall have access to all books and records and other information of the Buyer used in connection with the preparation of the Draft Closing Balance Sheet; provided, however, that any such access shall be allowed only in such manner as not to interfere unreasonably with the operations of the Buyer.

     (d) If the Net Book Value (as defined below) as shown on the Closing Balance Sheet is less than $5,763,000, Imo shall pay to the Buyer, by wire transfer in immediately available funds, within three business days after the date on which the Closing Balance Sheet is finally determined pursuant to this Section 1.7, an amount equal to such deficiency (plus interest thereon from the Closing Date at the interest rate equal to the base rate of Bank of Boston as announced from time to time). "Net Book Value" shall mean the excess of the (1) tangible Assets over (2) the Assumed Liabilities and the Foreign Liabilities.

     (e) If the Net Book Value as shown on the Closing Balance Sheet is more than $5,763,000, the Buyer shall pay to Imo, by wire transfer in immediately available funds, within three business days after the date on which the Closing Balance Sheet is finally determined pursuant to this
Section 1.7, an amount equal to such excess (plus interest thereon from the Closing Date at the interest rate equal to the base rate of Bank of Boston as announced from time to time).

     Section 1.8.   Allocation of Purchase Price.  Imo and
the Buyer agree that the Purchase Price shall be provisionally allocated among the Company Assets and the Shares as provided on Exhibit B attached hereto. The final allocation of the Purchase Price shall differ from the provisional allocation only to reflect changes in the book value of the Assets as shown on the Closing Balance Sheet.
The Buyer and Imo will each report the federal, state, provincial, foreign and local income and other tax consequences of the transaction contemplated hereby in a manner consistent with such allocation.

     Section 1.9.   The Closing. The closing of the
transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, at 10:00 a.m. on the date set forth in the first paragraph of this Agreement
(the "Closing Date").

     Section 1.10.   Proceedings at Closing.  All
proceedings to be taken and all documents to be executed and delivered by the Company or Imo in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and its counsel. All proceedings to be taken and all documents to be executed and delivered by the Buyer in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Imo and its counsel.

     Section 1.11. Deliveries by Imo to the Buyer. At the Closing, Imo shall deliver, or cause to be delivered, to the Buyer, or any subsidiary of the Buyer, such executed assignments, patent assignments, trademark assignments, bills of sale, certificates of title, stock powers or other documents, each dated the Closing Date, as shall transfer to the Buyer all of the Companies' right title and interest in and to the Assets, the Dutch Shares and the Brazil Shares. Transfer of the Dutch Shares shall take place by notarial deed of transfer. The parties undertake to appear either in person or by proxy before one of the notaries of Baker & McKenzie in Amsterdam, The Netherlands, to execute the notarial deed of transfer. The transfer shall be registered in the shareholders register of Baird Europe.

     Section 1.12.   Deliveries by the Buyer to Imo.  At the
Closing, the Buyer shall deliver to Imo:

     (a) the Purchase Price in accordance with Section 1.5;

     (b) an executed assumption agreement, dated as of the Closing Date, pursuant to which the Buyer shall assume all of the Assumed Liabilities; and

     (c) an executed lease, dated the Closing Date for a portion of the Bedford Facility (the "Bedford Lease").

     Section 1.13. Transfer of China Shares. Imo shall cause the Company to enter into an equity purchase agreement with Buyer to effect the transfer of the China Shares. In the event of any conflict between this Agreement and such equity purchase agreement, the terms of this Agreement shall control, except to the extent prohibited by applicable law. Subject to the terms of such equity purchase agreement, the transfer of the China Shares shall be complete upon Buyer's receipt of the approval of BNTIDEZ and an amended business license from SAIC. Imo and the Buyer agree to use their respective best efforts to cause the transfer of the China Shares to be approved by BNTIDEZ and the amended business license to be issued to the Buyer by SAIC, and to take such other steps as are reasonably necessary to effect the transfer of the China Shares as soon as practicable
following the Closing.   If the transfer of the China Shares
has not occurred by April 30, 1995 (unless the parties hereafter agree to an extension of time), then Imo shall promptly pay Buyer $200,000, provided that Buyer has timely made all submissions required under applicable laws and procedures of the Peoples Republic of China.
Notwithstanding the foregoing, if, subsequent to any such payment, the transfer of the China Shares is approved by BNTIDEZ, Buyer shall refund such payment to Imo.

     Section 1.14 Lease of Netherlands Facility. Imo hereby agrees to permit Baird Europe to lease the facility located at Produktieweg 30, 2382 PC, Zoeterwoude, The Netherlands (the "Dutch Facility") for a period of four months after the Closing. The parties shall enter into a lease with respect to the Dutch Facility as soon as practicable following the Closing. Such lease will be on substantially the same terms and conditions as the Bedford Lease, except for such changes as are required due to differences between the Bedford Facility and the Dutch Facility or as are required due to applicable laws, rules or regulations. Monthly rent under the lease for the Dutch Facility shall be 6,000 Dutch guilders and the Buyer shall make a $25,114 payment to Imo upon execution of the lease.

                           ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES


     Section 2.1.   Representations and Warranties of  Imo.
Imo represents and warrants to Buyer that, except as specifically and fully set forth on the Disclosure Schedule attached hereto as Exhibit C (specifically identifying the relevant subsection hereof):

     (a) Organization and Qualification. Imo is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and operate the Business as it is now being conducted.
Each of the Companies is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization and has all requisite power and authority to own and lease its properties and to carry on the Business as it is now being conducted. Complete and correct copies of the organizational documents of the Foreign Companies have been delivered to the Buyer. Except for its ownership of the Shares and its interests in the Representative Offices, the Company does not have any interest in any company, partnership, joint venture or other entity that conducts the Business. The Foreign Companies do not conduct any business other than the Business. The Foreign Companies do not have any subsidiaries and do not own any capital stock or other interest any company, partnership, joint venture or other entity.

     (b) Authority. Imo has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Imo and the Company. This Agreement has been duly and validly executed and delivered by Imo and constitutes the valid and binding obligation of Imo enforceable against it in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the charter documents of Imo or any of the Companies, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Imo or any of the Companies is a party or by which any of the Companies or any of the Assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Imo or any of the Companies or any of the Assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of the Assets. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Imo or the consummation of the transactions contemplated hereby, except for those that have already been obtained or made. Imo acknowledges that the Buyer has relied upon representations made by Imo regarding the value and geographical location of assets of the Business in determining not to make a pre-merger notification filing under the Hart-Scott-Rodino Act of 1976, and Imo represents and warrants that such representations are true and correct in all material respects.

     (c) Capitalization. The authorized capital stock of Baird Europe consists of 2,000 shares of common stock, 500 Dutch guilders par value per share. There are 2,000 shares of common stock of Baird Europe issued and outstanding, all of which are owned by the Company. The authorized capital stock of Baird Brazil consists of 28,000 quotas each with a nominal value of 1.00 Brazilian reales, with 27,998 quotas owned by the Company and two (2) quotas owned by Jorge
Rinaldo Rodrigues Soares, as nominee holder.   The
authorized share capital of Baird China consists of $200,000. All of such capital was paid up by the Company in accordance with Article 11.2 of the Articles of Association
of Baird China and is owned by the Company.   The authorized
capital stock of Baird France consists of 900 shares (the "France Shares"), each having a par value of 100 French francs, all of which are owned by Baird Europe. All of the Shares and the France Shares have been duly authorized and validly issued, are fully paid, non-accessible and free of pre-emptive rights. The Company holds good and marketable title to the Shares, Baird Europe holds good and marketable title to the France Shares, and the transfer of the Shares to the Buyer pursuant to this Agreement will vest in the Buyer full title to the Shares, free and clear of any liens, claims, equities, options, calls, voting trusts, agreements, commitments and encumbrances whatsoever. The offer and sale of the Shares to the Buyer complies with all federal, state and, subject to Section 1.4 hereof, foreign securities laws
applicable thereto.    There are no options, warrants,
convertible instruments or other rights, agreements, or commitments, contingent or otherwise, relating to the issuance or sale of any shares of capital stock or shareholding of Baird Europe, Baird China, Baird Brazil or Baird France.

     (d) Financial Statements. Attached hereto as Exhibit D are true and complete copies of the Balance Sheet and the income statement of the Business as of and for the 8- month period ended August 31, 1994 (collectively, the "Financial Statements"). The Financial Statements present fairly the financial condition and results of operations of the Business as at the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles applied on a basis consistent with previous years, and give a true, complete and reliable picture of the financial position of the Business.

     (e) Taxes. Each of the Foreign Companies has, in all material respects, accurately prepared and duly and timely filed all national, state, provincial, local or foreign tax returns or reports which were required to be filed in respect of all income, franchise, excise, sales, use, property (real and personal), payroll and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever (collectively, "Taxes") applicable to such Foreign Company, and has paid all Taxes due and payable from such Foreign Company, except where the same are being contested in good faith and adequate reserves have been established therefor. No deficiency for any Tax has been asserted against any Foreign Company. None of the Foreign Companies is in default in the payment of any Taxes due and payable or any assessments received in respect thereof, and there are no claims pending, or to the best knowledge of Imo, threatened against any of the Foreign Companies for past due Taxes, nor is there any basis for any such claim. All Taxes incurred, but not yet due, have been fully accrued on the books of the Business.

     (f) Backlog. The backlog of the Business as of the Closing is at least $5,000,000.

     (g) Properties. The Companies have good, full and marketable title to all of the Assets, free and clear of all mortgages, liens, attachments, pledges, encumbrances or security interests of any nature whatsoever. There are no pending proceedings affecting any Assets or, to the best knowledge of Imo, threatened which could have a material adverse effect on the use of any such Assets for the purposes for which such Assets were acquired.

     (h) Accounts Receivable. All accounts and notes receivable shown on the Balance Sheet, and all accounts and notes receivable of the Foreign Companies and, with respect to the Business, the Company subsequent to the date of the Balance Sheet have arisen in the ordinary course of business and conform generally to normal trade practices and the past practices of the Business. Such accounts receivable, less the allowances for doubtful accounts reflected on the Balance Sheet or, in the case of accounts receivable arising after the date of the Balance Sheet, on the books of the Business, have been established in accordance with generally accepted accounting principles consistently applied and are collectible within one year after the Closing Date.

     (i) Inventories. All Inventories (as defined below) are of a quality and quantity usable and salable in the ordinary course of business. Items included in such Inventories are carried on the books of the Companies at the lower of cost or market and, with respect to Inventories existing as of the date of the Balance Sheet, are reflected on the Balance Sheet, net of applicable reserves for excess and obsolete items. Such reserves have been determined in accordance with past practices and conform to generally accepted accounting principles consistently applied. The term "Inventories" includes all stock of raw materials, work-in-process and finished goods held by the Foreign Companies and, with respect to the Business, the Company, for manufacturing, assembly, processing, finishing, sale or resale to others.

     (j) Purchase and Sale Commitments. No outstanding purchase commitments of the Foreign Companies and, with respect to the Business, the Company, are in excess of the normal, ordinary and usual requirements of the Business consistent with past practices, and, to the best knowledge of Imo, the aggregate of the contract prices to which the Foreign Companies and, with respect to the Business, the Company have agreed is not so excessive when compared with current market prices for the relevant commodities or services that a material loss to the Business is likely to result. To the best knowledge of Imo, no outstanding sales commitment by the Foreign Companies and, with respect to the Business, the Company purports to obligate the Companies to sell any product or service at a price which, because of currently prevailing and projected costs of materials or labor, is likely to result, when all such sales commitments are taken in the aggregate, in a material loss to the Business. To the best knowledge of Imo, there are no suppliers to the Business with respect to which practical alternative sources of supply, or comparable products, are not available on comparable terms and conditions.

     (k) Governmental Authorization. The Companies possess all governmental permits, licenses, franchises, concessions, zoning variances and other approvals, authorizations and orders which are required under all applicable local, state, provincial, federal or foreign laws and regulations of any jurisdiction and which are material to the operation of the Business as presently conducted.
All such permits, licenses, franchises, concessions, zoning variances, approvals, authorizations and orders are presently in full force and effect, the Companies are in compliance with the requirements thereof in all material respects, no suspension or cancellation of any of them is, to the best knowledge of Imo, threatened and, except as set forth on the Disclosure Schedule, no consent or approval of any party to, or any other person or governmental agency having jurisdiction of, any such permit, license, franchise, concession, zoning variance, approval, authorization or order is required for the transfer thereof to the Buyer.
All of such permits, licenses, franchises, concessions, zoning variances, appraisals, authorizations and orders are listed on the Disclosure Schedule.

     (l) Patents; Trademarks. To the best knowledge of Imo, the Companies own or have adequate license to use, free and clear of any obligation of payment, encumbrance, lien or claim, all patents, trademarks, trade names, service marks, brand names and copyrights, and applications therefor, used in the conduct of the Business or the use of which is necessary for the conduct of Business as presently conducted by the Companies (the "Intangibles"). Set forth on the Disclosure Schedule is a complete list and summary description of all Intangibles and licenses or sublicenses entered into or granted by or to the Companies with respect thereto and the countries of registration. The Companies own or possess adequate rights to use, free and clear of any obligation of payment, encumbrance, lien or claim, all inventions, technology, technical know-how, processes, designs, trade secrets, vendor and customer lists and other confidential information required for or used in the Business as presently conducted by the Companies ("Trade Secrets"). No person has made any claim or demand upon any of the Companies pertaining to, and no proceedings are pending or so far as is known, threatened, which challenge the rights of any of the Companies in respect of any Intangibles or Trade Secrets. No Intangible owned or used by any of the Companies is subject to any order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency which is adverse to the Business. To the best knowledge of Imo, none of the Foreign Companies or, in the conduct of the Business, the Company has infringed or engaged in the unauthorized use of, or violated any confidentiality agreement that pertains to, any patent, trademark, trade name, service mark, brand name or copyright, or any invention, technology, technical know-how, process, design, trade secret or other intellectual property of another. Imo is not aware of any infringement or unauthorized use by a third party of any Intangible or Trade Secret.

     (m) Contracts and Agreements. Imo has provided the Buyer with true, correct and complete copies (or reasonably detailed descriptions) of all of the following oral or written contracts, agreements, leases and other documents presently in effect to which any of the Foreign Companies or, with respect to the Business, the Company is a party:

     (i) each agreement that involves aggregate future payments by any of the Companies of more than $25,000;

    (ii) each distributorship, sales agency, franchise, joint venture or partnership agreement;

   (iii) each agreement not made in the ordinary course of business which is to be performed after the Closing;

    (iv) each outstanding commitment to make a capital expenditure, capital addition or capital improvement involving an amount in excess of $10,000;

     (v) each real or personal property lease;

    (vi) each agreement relating to the loan of money or availability of credit to or from any of the Companies;

   (vii) each agreement limiting the freedom of any of the Companies to compete in any line of business or with any person or entity;

  (viii) each written agreement, contract, arrangement or understanding between any of the Companies and any Employee;

    (ix) each intellectual property license agreement, whether as licensee or licensor;

     (x) each collective bargaining agreement or other contract or commitment to or with any labor union or other group of Employees;

    (xi) each mortgage, pledge, security, title retention, or similar agreement encumbering any of the Assets; and

   (xii) each other agreement which cannot be terminated by the Companies within one year after the date hereof without penalty.

     (n) Validity. There is no material default or claimed or purported or alleged material default, or basis upon which, with notice or lapse of time or both (including notice of this Agreement), a default would exist, in any obligation of any of the Companies to be performed under any lease, contract, plan, policy or other instrument or arrangement referred to in Section 2.1(m) and, to the best knowledge of Imo, there is no material default by any other party under any such lease, contract, plan, policy or other instrument or agreement.

     (o) No Changes. Since August 31, 1994, there has not been:

          (i) any material adverse change in the condition
    (financial or otherwise), assets, liabilities, earnings, business or prospects of the Business;

         (ii) any sale, assignment, lease, transfer or other disposition of any tangible asset of the Business, except in the ordinary course of business consistent with past practices, or any sale, assignment, lease, transfer or other disposition of any Intangible or Trade Secret;

        (iii) any amendment, termination or waiver of a material right of any of the Companies related to the Business;

         (iv) any damage, destruction or loss (whether or not covered by insurance) to property having a material adverse effect on the Business;

          (v) any increase in the compensation or benefits payable or to become payable by any of the Companies to any Employees except for ordinary increases in accordance with prior practice;

         (vi) any acquisition of any assets other than in the ordinary course of business consistent with past practices; or

        (vii) any material reduction in the rate of, or gross margins associated with, firm bookings or orders for the products and services of the Business.

     (p) Litigation or Proceedings. None of the Foreign Companies or, with respect to the Business, the Company is engaged in or a party to or, to the best knowledge of Imo, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any administrative agency, or any governmental investigation, in any jurisdiction nor, to the best knowledge of Imo, does any basis for any such claim or legal action or other proceeding or governmental investigation exist. There are no orders, rulings, decrees, judgments or stipulations to which any of the Foreign Companies or, with respect to the Business, the Company is a party by or with any court, arbitrator or administrative agency.

     (q) Compliance with Laws. Each of the Foreign Companies and, with respect to the Business, the Company is in compliance, in all material respects, with all applicable building, zoning, occupational safety and health, pension, export control, environmental control, employment, equal opportunity, or other law, ordinance, regulation, order or governmental policy. None of the Foreign Companies or, with respect to the Business, the Company, (i) has received any written complaint from any governmental authority, and to the best knowledge of Imo none is threatened, alleging that any of the Companies has violated any such law, ordinance, regulation, order or policy, or (ii) is a party to any agreement or instrument, or subject to any judgment, order, writ or injunction which materially adversely affects, or might reasonably be expected materially adversely to affect, the operations, prospects, properties, assets or condition, financial or otherwise of the Business.

     (r) Recalls. No product of the Business has been recalled since November 16, 1987. To the best knowledge of Imo, there is no basis for any recall or for any withdrawal or suspension of any approval by any governmental regulatory agency, with respect to any product of the Business sold or proposed to be sold by the Companies.

     (s) No Termination of Relationship. Imo is unaware and has no reason to expect that any relationship between any of the Companies and a customer or supplier will be terminated or adversely affected after the sale of the Shares and Assets hereunder.

     (t) Purchased Assets Complete. The Assets include all of the assets, properties and rights, except for the Excluded Assets, necessary for the operation of the Business as presently conducted.

     (u) Labor Matters. There are no labor strikes, slowdowns, work stoppages or unfair labor practice complaints relating to any Employee pending or, to the best of knowledge of Imo, threatened against any of the Companies and, to the best knowledge of Imo, there are no pending labor organizing activities or election proceedings pending with respect to any Employees. None of the Employees are represented by a labor union. No labor grievance relating to any Employees has been filed by way of arbitration or otherwise and is pending and no claim therefor has been asserted.

     (v)   Environmental Matters.

      (i) There are no pending or threatened claims, suits or proceedings arising out of or related to any actual or alleged (i) noncompliance with any law, rule or regulation relating to Hazardous Materials (as defined below) by any of the Foreign Companies or, in the conduct of the Business, by the Company, or (ii) discharge, spill or release of any Hazardous Materials on any of the properties owned, operated or controlled at any time by any of the Foreign Companies or, in the conduct of the Business, by the Company, or on any property to which any of the Foreign Companies, or, in the conduct of the Business, the Company has transported any Hazardous Materials. For the purposes of this Agreement, "Hazardous Material" means any flammable, explosive or radioactive material, or any hazardous or toxic waste, substance, or material, including, without limitation, petroleum based products and substances defined as "hazardous substances", "hazardous materials", "solid waste" or "toxic substances" under any applicable local, state, provincial, federal, national or foreign laws, rules or regulations relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting and petroleum products (collectively, "Environmental
    Laws").

     (ii) The Disclosure Schedule contains a list of all environmental reports, investigations and audits known to the Company relating to premises currently owned or operated by the Foreign Companies or, in the conduct of the Business, the Company, whether conducted by or on behalf of any of the Companies or a third party, and whether done at the initiative of the Companies or directed by a governmental body or other third party.
    Complete and accurate copies of each such report, or the results of each such report, investigation or audit, have been provided to the Buyer.

     (w) Employee Benefit Plans. The Disclosure Schedule contains a true, correct and complete list of all benefit plans (as defined in Section 3(3) of ERISA) and all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to any of the Employees (the "Employee Plans") and, except as set forth on the Disclosure Schedule, none of the Companies has any obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan. With respect to all Employee Plans, each of the Companies is in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, applicable to such Employee Plans. Each of the Companies has performed all obligations required to be performed by it under, and is not in violation of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. There are no pending or, to the knowledge of Imo, threatened claims, suits or other proceedings by Employees, former employees of any of the Foreign Companies, or beneficiaries or spouses of any of the above, involving any Employee Plan. Imo has provided the Buyer with copies of each Employee Plan that is in writing and with a written summary of each oral Employee Plan. Each Employee Plan that is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA and any corresponding trust intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the "Code") do so qualify and the Company has received a favorable determination letter from the IRS with respect to such qualification of each such Employee Plan, and no such determination letter has been revoked and no such revocation has been threatened and no such Employee Plan has been amended since the date of its most recent determination letter or application therefor in any respect and no act or omission has occurred that would adversely affect its qualification or materially increase its cost. Neither the Company nor any ERISA Affiliate (as defined below) contributes to or has an obligation to contribute to or has contributed to or had an obligation to contribute to within the past six years, a "multi-employer" plan as defined in Section 400 1(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has withdrawn from a multi-employer plan in a complete or partial withdrawal that resulted in any unsatisfied employer liability. Neither the Company nor any ERISA Affiliate contributes to an employee pension benefit plan that is subject to Section 412 of the Code or Title IV of ERISA. "ERISA Affiliate" means an entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the
Code), any of which includes the Company.

     (x) Insurance Policies. The Disclosure Schedule sets forth a list (including the name of the insurer, the name of the policyholder, the name of each insured, the policy number and periods of coverage, and the scope of coverage) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, automobile and other forms of insurance under which any of the Foreign Companies or, with respect to the Business, the Company is the beneficiary. None of the Companies has received notice from any insurer under any such policy disclaiming coverage or canceling or materially amending any such policy. Such policies or extensions or renewals thereof in such amounts will be outstanding and in full force without interruption until the Closing Date.

     (y) Product and Service Warranties. Imo has provided the Buyer with copies of the current standard warranty used for each of the products and services of the Business. The Disclosure Schedule also describes any and all other product or service warranties made by or on behalf of the Foreign Companies or, with respect to the Business, the Company, that deviate materially from the current standard warranties and which remain in effect on the date hereof, or pursuant to which any of the Companies has any remaining obligations. The Disclosure Schedule sets forth the aggregate amount of warranty claims made in each of the last three full fiscal years.

     (z) Customers and Suppliers. The Disclosure Schedule sets forth a list of (i) each customer that accounted for more than 2% of the revenues of the Business during the last full fiscal year and (ii) each supplier that is the sole supplier of any significant product or component material to the Business. To the best of Imo's knowledge, there are no suppliers of significant products or services to the Business as to which practical alternative sources of supply or comparable products are not available.

     (aa) Real Property Leases. The Disclosure Schedule lists and describes briefly all real property leased or subleased to the Foreign Companies or, with respect to the Business, the Company, and lists the term of such lease, any extension and expansion options and the rent payable thereunder. Imo has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in the Disclosure Schedule. With respect to each lease and sublease listed in the Disclosure Schedule:

      (i) the lease or sublease is legal, valid, binding and enforceable and in full force and effect;

      (ii) the lease or sublease is assignable to the Buyer without the consent or approval of any party (except as set forth in the Disclosure Schedule); and

      (iii)To the best knowledge of Imo, none of the Companies has experienced any material disruption in the delivery of adequate quantities of heat, electricity, water or sewer services.


     (bb) Real Estate. The Company does not own any real property other then the Bedford Facility. None of the Foreign Companies will own, as of the Closing, any real property.

     (cc)   Government Contracts.  With respect to the
Business, the Company has not been suspended or debarred from bidding on contracts or subcontracts with any governmental body; no such suspension or debarment has been initiated or, to the best of Imo's knowledge, threatened;
and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. With respect to the Business, the Company does not have any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any governmental body.

     (dd)   Termination of Certain Activities.  As of the
Closing, the Company will have ceased all pre-painting preparation and all painting activities at the Bedford facility.



     Section 2.2.   Representations and Warranties of Buyer.
Buyer represents, warrants and guarantees to Imo that:

     (a) Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     (b) Authority. The execution and delivery hereof, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer.
Neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will
(i) conflict with or result in a violation, breach, termination or default under (or would result in a violation, breach, termination or default with the giving of notice or passage of time or both), any of the terms, conditions or provisions of the charter documents of the Buyer, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Buyer is a party, or by which the Buyer or any of its properties or assets may be bound or affected or (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, or its properties or assets. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of the Agreement by the Buyer or the consummation of the transactions contemplated hereby, except for those that have already been obtained or made.

     Section 2.3   Definition of Knowledge.  For purposes of
Section 2.1, the "knowledge" of Imo shall be deemed to include the knowledge of the Company.

     Section 2.4   Incorporation of Chinese Equity Purchase
Agreement. The representations and warranties set forth in the equity purchase agreement referred to in Section 1.13 shall be incorporated herein by reference and shall be subject to the indemnification provisions of Article 4 hereof.

                          ARTICLE 3

                  POST-CLOSING AGREEMENTS

     Section 3.1   Taxes.

     (a)   Liability.

       (i) Except as provided in Section 3.2, Imo shall be liable for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses and any applicable assessments of interest and penalties) with respect to Taxes attributable to the Business or for which any Foreign Company may be liable with respect to any and all periods, or portions thereof, ending on or before the Closing Date ("Pre-Closing Periods").

       (ii) Except as provided in Section 3.2 hereof, the Buyer shall be liable for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses and any applicable assessments of interest and penalties) with respect to Taxes attributable to the Business, or for which any Foreign Company may be liable, with respect to any and all periods, or portions thereof, beginning after the Closing Date ("Post-Closing Periods").

       (iii) In case of any Tax that is attributable to a period which includes a Pre-Closing Period and a Post-Closing Period, for purposes of determining the amount of such Tax that is attributable to a Pre-Closing Period versus a Post-Closing Period (any of the foregoing periods being hereinafter referred to as a "Relevant Period"), the following rules shall apply:

          (A) In the case of ad valorem Taxes imposed on the Assets or any of the Companies, similar Taxes imposed on any Foreign Company based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, the portion attributable to each Relevant Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Relevant Period and the denominator of which is the number of days in the entire taxable period.

          (B)   In the case of any Tax not described in
Section 3.1 (a)(iii)(A), the portion attributable to each Relevant Period shall be determined on the basis of an interim closing of the books of the Company or the relevant Foreign Company on the last day of each Relevant Period.
For purposes of this Section 3.1(a)(iii)(B), the liability for such Tax with respect to the Relevant Period shall be the product of (i) such Tax for the entire taxable period multiplied by (ii) a fraction, the numerator of which is the hypothetical Tax for such Relevant Period (determined on the basis of such interim closing of the books, without annualization) and the denominator of which is the sum of such numerator plus the aggregate amount of the hypothetical Tax for each other Relevant Period (determined on the basis of such interim closing of the books, without annualization) contained in the taxable period. The hypothetical Tax for any period shall in no case be less than zero.

     (b)   Tax Return Preparation and Filing Responsibility.

       (i) Imo shall prepare and file or cause to be prepared and filed the following Tax returns:

          (A)   all Tax returns of the Company for any
period; and

          (B) all Tax returns of the Foreign Companies that relate solely to Pre-Closing Periods.

       (ii) Buyer shall prepare and file or cause to be prepared and filed all Tax returns of the Foreign Companies other than those described in Section 3.1 (b)(i))(B) above.

      (iii) Imo shall provide Buyer with a copy of each Tax return required to be filed by the Company pursuant to
Section 3.1 (b)(i)(B) that has not been filed on or before the Closing Date at least thirty days prior to the filing
thereof.   If Buyer disagrees with any item contained in any
such Tax return, the parties will attempt to reach an agreement on the disputed item. If the parties cannot reach an agreement within 15 days, the dispute will be submitted to and settled prior to the deadline for filing the applicable return by the Neutral Auditors, whose fee will be borne equally by Buyer and Imo.

       (iv) Buyer shall provide Imo with a copy of each Income Tax return required to be filed by Buyer pursuant to
Section 3.1 (b)(ii) that relates to both a Pre-Closing Period and a Post-Closing Period at least thirty days prior to the filing thereof along with a calculation of the Tax attributable to the Pre-Closing Period. If Imo disagrees with any item contained in such Tax return or calculation, the parties will attempt to reach an agreement on the disputed item. If the parties cannot reach an agreement within 15 days, the dispute will be settled prior to the deadline for filing the applicable return by the Neutral Auditors, whose fee shall be borne equally by Buyer and Imo.

     (c)   Tax Contests.

       (i) If any taxing authority proposes any adjustment or questions the treatment of any item, which adjustment or question could, if pursued successfully, result in or give rise to solely a claim (a "Buyer Tax Claim") against Imo by the Buyer under Section 3.1(a), solely a claim (an "Imo Tax Claim") against the Buyer by Imo under the Section 3.1(a), or both an Imo Tax Claim and a Buyer Tax Claim (a "Joint Tax Claim"), then the party hereto first receiving notice of such adjustment or question (a "Tax Dispute") shall promptly notify the other party hereto in writing of such Tax Dispute.

      (ii) In the case of a Buyer Tax Claim, Imo shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement and/or compromise of the Tax Dispute underlying such Buyer Tax Claim; provided, however, that in any event Imo shall not, without the Buyer's prior written consent (which consent shall not be unreasonably withheld), enter into any settlement or compromise of such Tax Dispute that would have a material adverse effect on the Tax liability of the Buyer for any Post-Closing Period. In the case of an Imo Tax Claim or a Joint Tax Claim, the Buyer shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement and/or compromise of the Tax Dispute underlying such Imo Tax Claim or Joint Tax Claim; provided, however, that the Buyer will not, without Imo's prior written consent (which consent shall not be unreasonably withheld), enter into any settlement or compromise of such Tax Dispute that would have a material address effect on the Tax liability of Imo for any Pre-Closing Period.

      (iii) The party hereto that controls a Tax Dispute under the provisions of Section 3.1(c)(i) or 3.1(c)(ii) shall keep the other party hereto informed of all events and developments relating to such Tax Dispute and the other party hereto, or its authorized representatives, shall be entitled, at its own expense, to attend (but not control) all conferences, meetings and proceedings relating to such Tax Dispute.

     (d) No Carrybacks. The Buyer agrees that to the maximum extent permitted by applicable law, neither the Buyer nor any of the Buyer's affiliates or subsidiary corporations (including, with respect to Post-Closing Periods, the Foreign Companies) will carry back to any taxable period of the Company or any of its subsidiaries or affiliates (including, with respect to Pre-Closing Periods, the Foreign Companies) any loss, credit, or deduction incurred or generated in, or attributable to, any Post-Closing Period that would affect any Tax return of the Company or any of its subsidiaries or affiliates (other than the Foreign Companies), and the Buyer agrees to make or exercise, or cause to be made or exercised, any and all necessary or permitted elections or options available under applicable law to avoid any such carryback.

     (e) Termination of Tax Sharing Agreements. Except as provided in this Agreement, any and all Tax allocation agreements, Tax sharing agreements, intercompany agreements, or other agreements or arrangements to which any of the Foreign Companies is a party and relating to any Tax matters shall be terminated with respect to the Foreign Companies as of the day before the Closing Date, and from and after the Closing Date will have no further force or effect for any taxable period (whether current, future, or past taxable periods).

     (f)   Payments.  Any payment required under this
Section 3.1 shall be made by the Buyer or Imo, as the case may be, in immediately available funds and no later than 10 days following the receipt of notice from the other party of the amount due. Any payment not made when due under this
Section 3.1 shall bear interest, compounded monthly on the last day of each calendar month, from the due date at an interest rate equal to the prime rate of Bank of Boston as announced from time to time.

     (g) Conflict. In the event of a conflict between provisions of this Section 3.1 and other provisions of this Agreement, the provisions of this Section 3.1 shall control.

     Section 3.2. Transfer Taxes. Imo and the Buyer shall equally share the cost of all transfer, documentary or sales or similar taxes, if any, applicable to the sale of the Assets and the transfer of the Shares hereunder.

     Section 3.3.   Proprietary Information.

     (a) After the Closing, Imo shall hold in confidence, and shall cause all of its officers, directors, personnel and affiliates to hold in confidence, all information of a secret or confidential nature with respect to the Business, and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Imo or any of its officers, directors, personnel or affiliates or is required to be disclosed by applicable law or legal process, provided that, in the event such disclosure is required by law or legal process, Imo shall provide the Buyer with reasonable advance notice of such requirement to enable Buyer to seek a protective order or take other steps to protect the confidentiality of such information and provided further that Imo shall use its best efforts to minimize the scope of such disclosure.

     (b) Imo agrees that the remedy at law for any breach of this Section 3.3 would be inadequate and that the Buyer shall be entitled to injunctive relief.

     Section 3.4. Sharing of Data. Imo shall have the right for a period of three years following the Closing Date (or, with respect to Tax information, until the expiration of the relevant statute of limitations) to have access, during normal business hours and upon reasonable notice, to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement as shall be necessary to permit Imo to comply with its obligations under this Agreement and under applicable laws and regulations. The Buyer shall have the right for a period of three years (or, with respect to Tax information, until the expiration of the relevant statute of limitations) following the Closing Date to have access, during normal business hours and upon reasonable notice, to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records that are retained by Imo as shall be necessary to permit the Buyer to comply with its obligations under this Agreement and under applicable laws and regulations.

     Section 3.5. Cooperation in Litigation. Imo and the Buyer each will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or in any manner arising out of the conduct of the Business prior to the Closing Date or the conduct of the Business by the Buyer after the Closing Date (other than litigation among the parties hereto arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

     Section 3.6.   Expenses.  The Buyer and Imo each will
bear entirely their respective expenses incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to legal and accounting expenses.

     Section 3.7.   Regarding Certain Consents.

     (a) Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, license, permit or claim included in the Company Assets (individually, a "Contract Right") that is by its terms or in law not assignable without the consent of the other party thereto, unless such consent shall have been given. In order, however, to provide Buyer the full realization and value of every Contract Right of the character described in the preceding sentence, subject to Section 3.7(b) below, Imo at and after the Closing will, at the request and under the direction of the Buyer and in the name of the Company or otherwise as the Buyer shall specify, take or cause to be taken all such action (including without limitation the appointment of the Buyer as attorney-in-fact for the Company, but with powers limited to the specific purposes contemplated hereby) and do or cause to be done all such things as is reasonable to (i) assure that the rights of the Company under all Contract Rights shall be preserved for the benefit of the Buyer, and (ii) facilitate receipt of the consideration to which the Company would otherwise be entitled in and under all Contract Rights, which consideration shall be held for the benefit of, and shall be delivered to, the Buyer. Buyer shall pay all out-of-pocket costs incurred by Imo in taking any action referred to in the previous sentence, but Buyer shall not be obligated to reimburse Imo for employee salaries or overhead. In order to accomplish the foregoing, Imo may designate the Buyer as subcontractor to perform obligations of the Company under Contract Rights. Nothing in this Section shall in any way diminish the obligations hereunder of Imo to use its best efforts to obtain all consents and approvals and to take all such other actions as are necessary to enable the Company to convey or assign valid title to all the Company Assets to the Buyer.

     (b) Imo and Buyer will cooperate fully with each other and will use all reasonable efforts to obtain the novation of each contract with the U.S. Government, or any agency or department thereof that is included among the Assets (a "Government Contract") in accordance with FAR
Section 42.1204 pursuant to a novation agreement with the United States Government (a "Novation Agreement"), and Imo hereby agrees expeditiously to take all reasonable steps to obtain approval of all required Novation Agreements.

       (i) With respect to each Government Contract, the performance obligations of the Company thereunder shall be subcontracted to Buyer subject to Government approval under the Government Contract until such Government Contract has been novated. Buyer, as a subcontractor or delegatee, shall perform such Government Contract and Imo shall promptly pay over to Buyer in full any amounts received by the Company as a result of performance by Buyer of such Government Contract. Prior to the novation of each such Government Contract to Buyer, Imo shall cause the Company, as the contracting party, to take such timely action as is reasonably necessary to allow Buyer to perform such Government Contract and to protect any rights that may exist or accrue under such Government Contract until it is novated. In connection therewith, Buyer or its designee is authorized to act as agent on behalf of the Company for purposes of performing and administering each such Government Contract and subcontract during the period after the Closing until such Government Contract is novated to Buyer; provided, however, such authority to act as agent shall not authorize Buyer to settle or compromise claims under such Government Contract or subcontract where such claims are not Assumed Liabilities. Buyer shall indemnify and hold Imo and its directors, officers, employees, affiliates, agents and assigns harmless from any loss that directly results from any action or omission of Buyer in connection with the performance or administration by Buyer, as contemplated by this Section 3.7(b), of any Government Contract during the period after the Closing until such Government Contract is novated, and Imo shall indemnify and hold Buyer and its directors, officers, employees, affiliates, agents and assigns harmless from any loss that directly results from any action or omission of Imo, or any of its officers, directors, employees, affiliates, agents or assigns, in connection with the performance of its responsibilities as primary contractor under any Government Contract during the period after the Closing until such Government Contract is novated.

       (ii) Effective upon the novation of the Government Contract to Buyer, the Government Contract shall be assumed by Buyer, provided that Imo shall reimburse Buyer for any monetary benefit received by the Company or Imo (net of any actual out-of-pocket costs of Imo) in connection with such Government Contract that would have accrued to Buyer had the Government Contract been novated as of the Closing Date.
Any subcontract or other delegation which Imo and/or the Company and Buyer have theretofore entered into or agreed upon in respect of such Government Contract shall be terminated as of the effective date of such Novation Agreement.

      (iii) Imo and Buyer shall cooperate with each other to preserve all bids, quotations and proposals made in the ordinary course of the Business by the Company and to facilitate the award of the Government Contract related thereto consistent with applicable legal requirements. Any Government Contracts awarded to the Company pursuant to such bids, quotations and proposals shall be deemed to be assumed by Buyer.

     Section 3.8 Use of Baird Name. Imo shall cause the Company to grant to the Buyer a perpetual, royalty-free license to use the name "Baird" in connection with making, using or selling analytical instruments. Such license shall be exclusive, except that the Company and its affiliates and assigns may continue to use the name in the business of the Company's Optical Systems Division.

     Section 3.9. No Solicitation or Hiring of Former Employees. For a period of five years after the Closing Date, neither Imo nor any of its affiliates shall solicit any Division Employee who accepted employment with the Buyer or any Foreign Employee to terminate his employment with the Buyer or the Foreign Companies or to become an employee of Imo or any of its affiliates.

     Section 3.10.   Noncompetition Agreement.

     (a) For a period of five years after the Closing Date, neither Imo nor any entity in which Imo owns, beneficially or of record, directly or indirectly, any of the outstanding capital stock or other equity interest, or in which Imo is a partner, joint venturer, lender, or has any other ownership or management interest (other than as the holder of not more than five percent (5%) of the outstanding stock of a publicly traded company), will engage anywhere in the world in the manufacture, sale or distribution of products competitive with products sold by the Business as of the Closing.

     (b) The parties hereto agree that the duration and geographic scope of the noncompetition provision set forth in this Section 3.10 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this noncompetition provision shall be deemed to be a series of separate covenants, one for each and every political subdivision of each and every country where this provision is intended to be effective. Imo agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this noncompetition provision.

     Section 3.11.   Employee Matters.

     (a) The Buyer shall offer employment to all Division Employees as of the Closing Date at salary levels consistent with the salary levels of such employees at that time. Division Employees who accept employment with the Buyer shall be entitled to participate in Buyer's employee benefit plans to the same extent as Buyer's similarly situated employees, and such Division Employees shall receive credit for their years of service to the Company to the extent that length of service is relevant for vesting or benefit calculations or allowances under benefit plans available to Buyer's employees.

     (b) Nothing contained herein shall require Buyer to employ any Division Employee for any particular length of time or shall prevent Buyer from changing the terms and conditions of employment (including, without limitation, compensation and benefits) of any Division Employee;
provided that Buyer shall be fully responsible for severance, termination or other costs resulting from the termination of the employment of any Division Employees
(except to the extent such costs are excluded from Assumed
Liabilities pursuant to Section 1.6) or the changing of any such terms and conditions after the Closing.

     (c) As of the Closing Date, Imo shall take such action as shall be required to cause each Division Employee accepting employment with the Buyer to have a fully non-forfeitable right to such Division Employees' account balance under the Company's 401(k) Plan (the "Company Plan"). Each Division Employee shall be permitted to make a lump sum withdrawal of his or her account balance under the Company Plan. The Buyer shall cause the Buyer's 401(k) plan to accept direct rollovers with respect to a Division Employee from the Company Plan.

     (d) Notwithstanding any other provision of this Agreement, the parties hereto do not intend to create any third party beneficiary rights respecting any Division Employee or any former employee of the Business as a result of the provisions herein and specifically hereby negate any such intention. Without intending to limit the generality of the preceding sentence, nothing contained in this Agreement shall, under any circumstances whatsoever, be construed as expressly or impliedly constituting or creating any employment contract, offer of employment, promise of continuing employment, promise of employee benefits or other obligation of any other kind of or by the Buyer to, or in favor of, any Division Employees or former employees of the Business and the Buyer expressly disclaims any and all liability to any such third party arising out of this Agreement.

     (e) All Employees are listed on Exhibit E attached hereto, and the Buyer shall have no obligations of any kind whatsoever with respect to any present or former employee of any of the Companies other than the Employees listed on Exhibit E.

                              ARTICLE 4

                          INDEMNIFICATION

     Section 4.1.   Indemnification by Imo.  Imo hereby
agrees to indemnify the Buyer for the full amount of all damages (as defined below) suffered by Buyer as a result of:

     (a) the failure of any representation or warranty contained in Section 2.1 to have been true as of the Closing Date, except for any such representation or warranty that is made as of a date other than the Closing Date, in which case this Section 4.1(a) shall apply to the failure of such representation or warranty to have been true as of such other date;

     (b) any failure by Imo to perform any obligation or comply with any covenant or agreement specified herein or in any other document executed at the Closing;

     (c) any liability of the Company that is not an Assumed Liability, regardless of whether the existence of such liability represents a breach of a representation or warranty contained in Section 2.1, including, without limitation, (i) any claims based upon any event occurring prior to the Closing Date, (ii) any claims based upon the actual or alleged release into the environment prior to the Closing Date of any Hazardous Materials on any property owned, occupied or controlled by the Company at any time or to which any Hazardous Materials were transported by the Company at any time, (iii) any product liability claims, regardless of when asserted, arising out of the manufacture or sale of products shipped by the Company prior to the Closing Date, and (iv) any claim under any Employee Plan maintained at any time by the Company; or

     (d) any liabilities of the Foreign Companies that are not Foreign Liabilities, including, without limitation, (i) any claims based upon any event occurring prior to the Closing Date, (ii) any claims based upon the actual or alleged release into the environment prior to the Closing Date of any Hazardous Materials on any property owned, occupied or controlled by any Foreign Company at any time or to which any Hazardous Materials were transported by any Foreign Company at any time, (iii) any product liability claims, regardless of when asserted, arising out of the manufacture or sale of products shipped by any Foreign Company prior to the Closing Date, and (iv) any claim under any Employee Plan maintained at any time by any Foreign Company.

     Section 4.2. Indemnification by Buyer. Buyer hereby agrees to indemnify Imo, upon its demand, for the full amount of all damages (as defined below) suffered by Imo as result of (a) the failure of any representation or warranty contained in Section 2.2 to have been true as of the Closing Date, (b) any failure by the Buyer to perform any obligation or comply with any covenant or agreement specified herein or in any other document executed at the Closing, or (c) any claim asserted with respect to Assumed Liabilities or Foreign Liabilities.

     Section 4.3.   Definitions.  For the purpose of this
Article 4, (a) the term "damages" shall be determined and computed by reference to the effect of the compensable event on the indemnified party and shall be deemed to include (i) all losses, liabilities, expenses or costs actually incurred by the indemnified party, including reasonable attorney's fees and (ii) interest at a rate per annum equal to two percent (2%) above the prime rate announced from time to time by Bank of Boston from the date any such claim for indemnification is made by the indemnified party, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor and (b) the term "result of" shall include any condition or event that would not have existed or occurred had the related representation been accurate or the related obligation or covenant been performed or the related claim not been made. Damages shall in no event include consequential damages of any kind.

     Section 4.4.   Limitations on Indemnifications.

     (a) The obligations of Imo under Section 4.1(a), and the obligations of the Buyer under Section 4.2(a), shall terminate as to any claims brought thereunder after the second anniversary of the Closing Date, except that the obligations of Imo under Section 4.1(a) with respect to any inaccuracy in Sections 2.1(b), (c), (g) or (v) and the obligations of the Buyer under Section 4.2(a) with respect to any inaccuracy in Section 2.3(b), shall survive indefinitely.

     (b) Notwithstanding anything to the contrary herein, Imo shall have no obligations under Section 4.1(a) until the aggregate of all damages for which Imo would, but for this sentence, be liable exceeds $200,000 on a cumulative basis, and thereafter Imo shall be obligated to indemnify the Buyer only for the amount of such excess. Notwithstanding anything to the contrary herein, Imo shall have no obligation under Sections 4.1(c) or (d) with respect to any individual claim for indemnification by the Buyer that is less than $1,000. For purposes of determining whether the $1,000 threshold set forth in the preceding sentence has been satisfied, any series of claims arising out of substantially the same set of facts shall be deemed to be an individual claim.

     (c)   Imo's indemnity obligation under Section 4.1(a)
(except with respect to indemnification for breaches of Sections 2.1(b) or (c)) shall terminate after the dollar amount of all losses, liabilities, damages and expenses as to which the Company has actually indemnified the Buyer exceeds $5,000,000.

     Section 4.5. Procedures Relating to Indemnification. In order for a party (the "Indemnified Party") to be entitled to any payment under the indemnification provided for under this Agreement in respect of, arising out of or involving a claim, legal proceeding or demand made by any person, firm, governmental authority, corporation or other entity (other than any of the parties to this Agreement) against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the other party (the "Indemnifying Party") in writing of the Third Party Claim, setting forth in reasonable detail the information available to the Indemnified Party forming the basis for such claim, as promptly as practicable after receipt by such Indemnified Party of written notice of the Third Party Claim (the "Indemnification Notice"). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

     In connection with any Third Party Claim, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim if (a) the Indemnifying Party acknowledges in writing the obligation of the Indemnifying Party to indemnify in accordance with the terms of this Agreement the Indemnified Party with respect to such Third Party Claim, and (b) the Third Party Claim involved seeks solely monetary damages. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall be entitled to participate in, but not control, the defense thereof at its own expense. If the Indemnifying Party shall fail to defend such Third Party Claim, or if after commencing or undertaking any such defense to such Third Party Claim, fails to prosecute, or withdraws from such defense, the Indemnified Party shall have the right to undertake such defense at the Indemnifying Party's expense. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified and Indemnifying Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and retention by the Indemnified Party of, records and information which are necessary for the defense or prosecution of such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all of its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect of, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent shall not reasonably be withheld.

     Section 4.6 Exclusive Remedy. Except in the case of fraud or as otherwise specifically provided herein, the indemnification provisions of this Article IV shall be the exclusive remedy available to any party hereto in respect of the matters contained in this Agreement.

     Section 4.7   Exclusive Obligations of Imo.
Notwithstanding anything to the contrary contained in this Agreement, any provision contained herein requiring the performance of the Company or any of the Foreign Companies, and all obligations and liabilities of the Company or of any of the Foreign Companies, shall be construed as the direct obligations of Imo to cause such performance or the discharge of any such obligations or liabilities, and not as obligations or liabilities of the Company or any of the Foreign Companies.

                            ARTICLE 5

                            GENERAL

     Section 5.1. Modification. All of the parties hereto may, by mutual consent, amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     Section 5.2. Waivers. Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of another party hereto or waive compliance by such other party with any of the covenants or conditions contained herein. All representations, warranties and guarantees in Sections 2.1 and 2.2 shall survive the Closing, and shall not be deemed waived, regardless of any due diligence investigations undertaken by the Buyer or Imo, except for matters disclosed on the Disclosure Schedule.

     Section 5.3. Notices. All notices, requests, demands, consents and other communications that are required or permitted hereunder shall be in writing or by written telecommunication, and shall be deemed given if delivered personally or, if mailed by registered or certified mail, postage prepaid, three days after mailing, or if sent by written telecommunication, upon confirmation of receipt, in each case as follows:


If to Buyer:

Thermo Jarrell Ash Corporation
8 East Forge Parkway
Franklin, MA 02038-3148
Attention:  President
Telephone:  (508) 520-1880
Telecopy:    (508) 520-1732
With copies to:

Thermo Electron Corporation
81 Wyman Street
Waltham, MA 02254-9046
Telephone:  (617) 622-1000
Telecopy:    (617) 622-1207
Attention:  General Counsel

If to Imo to:

Imo Industries Inc.
Princeton Pike Corporate Center
1009 Lenox Drive
Building Four West
P.O. Box 6550
Lawrenceville, NJ 08648
Attention: General Counsel

Telephone:  (609) 896-7600
Telecopy:    (609) 896-7633

     Section 5.4.   Representations and Warranties Separate.
No representation or warranty contained herein shall be construed as limiting any other representation or warranty contained herein.

     Section 5.5.   Entire Agreement.  This Agreement
supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof (including without limitation the letter of intent dated September 27, 1994) and constitutes the entire agreement of the parties relating to the subject matter hereof.

     Section 5.6. Parties in Interest; Assignment. All covenants and agreements contained in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns. No party hereto may assign its rights or delegate its duties and obligations under this Agreement without the prior written consent of the other parties hereto; provided that the Buyer may assign its rights hereunder to any affiliate of the Buyer.

     Section 5.7.   No Implied Rights or Remedies.  Except
as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Buyer and Imo, any rights or remedies under or by reason of this Agreement.

     Section 5.8.   Headings.  The headings in this
Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

     Section 5.9.   Severability.  If any provision of this
Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

     Section 5.10.   Counterparts.  This Agreement may be
executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 5.11.   Governing Law.  This Agreement shall be
construed and interpreted according to the laws of the Commonwealth of Massachusetts.

     Section 5.12.   Exhibits.  The Schedules and Exhibits
attached hereto and referred to in this Agreement are a part of this Agreement for all purposes.

     Section 5.13. Further Assurances. Imo will execute, or cause to be executed, and furnish to the Buyer all documents and will do or cause to be done all other things that the Buyer may reasonably request from time to time in order to vest, prefect or confirm of record in the Buyer the title to any of the Assets or otherwise to give full effect to this Agreement and to effectuate the intent of the parties.

     Section 5.14. Brokers. The Buyer shall indemnify Imo against any liability resulting from the retention by the Buyer of any broker or finder in connection with this transaction. Imo shall indemnify the Buyer against any liability resulting from the retention by Imo of any broker of finder including, without limitation, CS First Boston, in connection with this transaction.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement or caused this Agreement to be duly executed on its behalf, all as of the day and year first above written.


                               THERMO JARRELL ASH CORPORATION

                               By:/s/CONAN R. DEADY

                               Title: Attorney-in-Fact


                               IMO INDUSTRIES INC.

                               By:/s/WILLIAM M. BROWN

                               Title: Executive Vice President and
                                      Chief Financial Officer